As filed with the Securities and Exchange Commission on March 22, 2017

Registration No. 333-189797

Registration No. 333-186398

Registration No. 333-179452

Registration No. 333-171984

Registration No. 333-164569

Registration No. 333-157945

Registration No. 333-130237

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-189797

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-186398

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-179452

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-171984

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-164569

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-157945

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-130237

UNDER

THE SECURITIES ACT OF 1933

CYNOSURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3125110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Carlisle Road

Westford, MA 01886

(Address of principal executive offices)

1992 Stock Option Plan

2004 Stock Option Plan

Amended and Restated 2005 Stock Incentive Plan

(Full titles of the plans)

Michael R. Davin

Cynosure, Inc.

c/o Hologic, Inc.

250 Campus Drive

Marlborough, MA 01752

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (508) 263-2900

With copies to:

Adam O. Emmerich, Esq.

Benjamin M. Roth, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Cynosure, Inc., a Delaware corporation (the “Company”), remove from registration all shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Shares
333-130237	December 9, 2005	1992 Stock Option Plan, 2004 Stock Option Plan, 2005 Stock Incentive Plan	2,397,740
333-157945	March 13, 2009	2005 Stock Incentive Plan, as amended	1,329,370
333-164569	January 28, 2010	2005 Stock Incentive Plan, as amended	300,000
333-171984	January 31, 2011	2005 Stock Incentive Plan, as amended	300,000
333-179452	February 9, 2012	2005 Stock Incentive Plan, as amended	300,000
333-186398	February 1, 2013	2005 Stock Incentive Plan, as amended	300,000
333-189797	July 3, 2013	Amended and Restated 2005 Stock Incentive Plan	2,500,000

On February 14, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hologic, Inc., a Delaware corporation (“Parent”), and Minuteman Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, Parent caused Purchaser to commence a cash tender offer for all of the Company’s outstanding Shares at a purchase price of $66.00 per Share (the “Offer”). On March 22, 2017, following the completion of the Offer, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware.

In connection with the Merger, the Company is terminating all offerings of its Shares pursuant to the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westford, Commonwealth of Massachusetts, on March 22, 2017. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

CYNOSURE, INC.

By:	/s/ Michael R. Davin
Name: Michael R. Davin
Title: President